Exhibit 8.1

List of Significant Subsidiaries and Structured Entities*

Subsidiaries:	Jurisdiction of Incorporation

Bitauto Hong Kong Limited	Hong Kong
Yixin Capital Limited	Cayman Islands
Yixin Capital Hong Kong Limited	Hong Kong
Beijing Bitauto Internet Information Company Limited	PRC
Shanghai Yixin Financing Leasing Company Limited	PRC
Shanghai Techuang Advertising Company Limited	PRC
Bitauto (Xi’an) Information Technology Company Limited	PRC

Structured Entities:	Jurisdiction of Incorporation

Beijing C&I Advertising Company Limited	PRC
Beijing Bitauto Information Technology Company Limited	PRC
Beijing Easy Auto Media Company Limited	PRC
Beijing Chehui Interactive Advertising Company Limited (f.k.a. Beijing Yihui Interactive Advertising Company Limited)	PRC
Beijing Bitauto Interactive Advertising Company Limited	PRC
Beijing You Jie Information Company Limited	PRC
Beijing Xinbao Information Technology Company Limited (f.k.a. Beijing Taoche Information Technology Company Limited)	PRC
Bitauto (Tianjin) Commerce Company Limited	PRC
Beijing Bit EP Information Technology Company Limited	PRC
Beijing Bitcar Interactive Information Technology Company Limited	PRC
Beijing Runlin Automobile and Technology Company Limited	PRC
Target Net (Beijing) Technology Company Limited	PRC
Beijing New Line Advertising Company Limited	PRC
Beijing BitOne Technology Company Limited	PRC
Beijing Yixin Information Technology Company Limited	PRC

*	Other consolidated entities of Bitauto Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.